UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive proxy statement

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GE FUNDS

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GE Total Return Fund

Draft Solicitation Script

866-414-6351

Greeting :

Hello, is Mr./Ms.                              available please?

Hi Mr./Ms.                            , my name is                              and I am calling on behalf of the GE Total Return Fund on a recorded line. Recently we sent you proxy materials for the upcoming Special Meeting of Shareholders scheduled to be held on April 17th, 2009 and have not received your proxy. Your Fund’s Board of Trustees is recommending that you vote in favor of the proposals. Would you like to vote along with the recommendations of the board?

For the record, would you please state your full name and mailing address?

Are you authorized to vote on all shares?

Again, my name is                             , a proxy voting specialist on behalf of the GE Total Return Fund. Today’s date is                      and the time is          Eastern Time.

Mr./Ms.                            , I have recorded your [FAVORABLE / AGAINST / ABSTAIN] vote for all of your GE Total Return Fund accounts and will be sending you a written confirmation for each. If you wish to make any changes you may contact us by calling 866-414-6351. Thank you very much for your participation and have a great day/evening.

If Not Received:

I can resend the materials to you. Do you have an email address this can be sent to?

(If yes: Type email address in the notes and read it back phonetically to the shareholder) (If not, continue with standard script) Can you please verify your mailing address? (Verify entire address, including street name, number, town, state & zip)

Thank you. You should receive these materials shortly and the materials will inform you of the methods available to you to cast your vote, one of which is to call us back at the toll free number listed in the material.

If Not Interested,

I am sorry for the inconvenience. Please be aware that as a shareholder, your vote is very important. Please fill out and return your proxy card at your earliest convenience. If you would rather not do that, you can always vote via the other methods outlined in the proxy materials. Thank you again for your time today, and have a wonderful day/evening.

ANSWERING MACHINE MESSAGE:

Hello, my name is                              and I am a proxy voting specialist for the GE Total Return Fund. You should have received proxy material in the mail concerning the Special Meeting of Shareholders to be held on April 17th, 2009.

Your participation is very important. To vote over the telephone, call toll-free at 866-414-6351 and a proxy voting specialist will assist you with voting your shares. Specialists are available Monday through Friday, 9:30 AM to 9:00 PM and Saturday 10:00 AM to 6:00 PM Eastern Time. Voting takes just a few moments and will benefit all shareholders.

Thank you for your prompt attention to this matter.

AUTOMATED ANSWERING MACHINE MESSAGE

Hello, this is the Broadridge Proxy Service Center calling with an important message on behalf of the GE Total Return Fund. You should have received proxy material in the mail concerning the Special Meeting of Shareholders to be held on April 17th, 2009.

Your participation is very important. To vote over the telephone, call toll-free at 866-414-6351 and a proxy voting specialist will assist you with voting your shares. Specialists are available Monday through Friday, 9:30 AM – 9:00 PM and Saturday 10:00 AM – 6:00 PM Eastern Time. Voting takes just a few moments, either via the website, the automated voice response phone number or by calling us at 866-414-6351.

Thank you for your prompt attention to this matter.

INBOUND - CLOSED RECORDING

“Thank you for calling the Broadridge Proxy Services Center for the GE Total Return Fund. Our offices are now closed. Please call us back during our normal business hours which are, Monday through Friday, 9:30 AM to 9:00 PM and Saturday 10:00 AM to 6:00 PM Eastern Time. Voting takes just a few moments, either via the website, the automated voice response phone number or by calling us at 866-414-6351. Thank you.”

INBOUND - CALL IN QUEUE MESSAGE

“Thank you for calling the Broadridge Proxy Services Center for the GE Total Return Fund. Our proxy specialists are currently assisting other shareholders. Your call is important to us. Please continue to hold and your call will be answered in the order in which it was received.”

END OF CAMPAIGN MESSAGE

“Thank you for calling the Broadridge Proxy Services Center for the GE Total Return Fund. The Shareholder meeting has been held and as a result, this toll free number is no longer in service for proxy related shareholder calls. If you have questions about your GE Total Return Fund, please contact the GE Mutual Fund call center at 1-800-242-0134. Thank you for investing with the GE Total Return Fund.”

GE Total Return Fund Proxy Statement – March 2009

Talking Points

Introduction

The proxy statement you’ve received relates to a number of proposals by GE Asset Management (“GEAM”) and approved by the Fund’s Board of Trustees that are intended to improve the management and competitiveness of the GE Total Return Fund (the “Fund”). The proxy statement has been sent to those invested in the Fund as of February 4, 2009, the record date for those entitled to vote at the shareholders meeting.

A special meeting of shareholders has been scheduled to be held on April 17, 2009, where shareholders will be asked to approve the various proposals.

Purpose of the Proxy / Overview

The proxy statement presents several proposals intended to improve the management and competitiveness of the Fund.

These proposals will also improve the Fund’s investment flexibility to potentially enhance performance over the long term.

In fact, now more than ever, GEAM’s ability to efficiently diversify the Fund’s investments is of particular importance in the current volatile market conditions.

Please keep in mind that the Fund began operations in 1992 and since that time it has not made major changes to its investment strategies and policies.

These proposals would modernize the Fund’s investment policies and provide it with additional flexibility to invest in more asset classes and utilize additional investment strategies.

In addition, this proxy involves providing GEAM with the ability and financial means to efficiently retain sub-advisers without the expenses and delays associated with shareholder approval. [sub-adviser definition provided at the end of this document]

More specifically, to improve management and investment flexibility, GEAM is proposing:

•

the implementation of a “manager of managers” arrangement, whereby GEAM, under certain circumstances, would be able to hire and replace sub-advisers to the Fund without obtaining shareholder approval (Proposal 1);

•

the approval of a new Sub-Advisory Agreement with Urdang Securities Management (“Urdang”), where Urdang will manage a portion of the Fund’s assets allocated by GEAM to real estate related investments (Proposal 2);

•	the modernization of various investment policies of the Fund (Proposal 3); and

•

an amendment to the Advisory Agreement to increase the advisory fee payable by the Fund to GEAM, to permit GEAM to delegate all or a portion of its duties to one or more sub-adviser(s) and to reflect additional oversight and other responsibilities (Proposal 4).

“Manager of managers” Arrangement (Proposal 1)

As is the case with many asset managers, GEAM does not have the investment capability to manage investments in all asset classes and market segments in which the Fund could potentially invest.

In order to take full advantage of the additional investment flexibility being proposed for the Fund in this proxy statement, GEAM would need to retain highly qualified sub-advisers. [sub-adviser definition provided at the end of this document]

A “manager of managers” arrangement would permit GEAM, subject to Fund Board approval, to appoint unaffiliated sub-advisers without shareholder approval.

This is important because seeking shareholder approval can be a potentially costly and time-consuming process.

Please note, however, that under Proposal 1, no sub-adviser could be appointed, removed or replaced without the approval of the Fund Board.

Further, GEAM would be directly responsible for monitoring a sub-adviser’s performance and compliance with the Fund’s investment objectives and investment strategies.

Sub-Advisory Agreement with Urdang (Proposal 2)

Because real estate related investments have the potential to provide important diversification to the Fund, GEAM is asking shareholders to approve a sub-advisory agreement for the Fund with Urdang Securities Management.

Note that GEAM (and not the Fund) would pay the sub-advisory fee to Urdang out of its advisory fee.

If the Sub-Advisory Agreement with Urdang is approved by shareholders, and subject to the approval of Proposal 4 below, it is anticipated that Urdang will begin serving as sub-adviser to the Fund on a date that GEAM believes market conditions will be favorable for the Fund to begin investing in real estate-related assets.

Changes to Certain Investment Policies of the Fund (Proposal 3)

The Fund began operations in 1992 and since that time it has not made major changes to its investment strategies and investment policies, including investment restrictions.

Proposal 3 would broaden various investment policies of the Fund and is intended to:

•	provide the Fund’s portfolio managers the flexibility to invest the Fund’s assets in a broader range of asset classes and market segments,

•	utilize additional investment techniques and strategies, and

•	modernize the Fund’s investment policies by bringing them in line with changes and developments in the law and industry regulations.

As you can see in the proxy statement, these policies relate to things such as investing in senior securities, real estate investments and diversification.

You will find that many of the changes around these fundamental investment policies are things that many in the fund industry are doing already.

Ultimately, GEAM believes these changes are necessary in order for the Fund to remain competitive.

Amendment to the Advisory Agreement (Proposal 4)

If Proposals 1, 2 and 3 are adopted, they would result in a substantial increase in costs to GEAM.

For example, GEAM would have to compensate and supervise any sub-advisers it hires to manage portions of the Fund’s assets.

Or, GEAM may need to hire new investment professionals or expand its investment management capabilities in other ways.

As compensation, GEAM and the Fund Board are proposing to increase the fee rate that the Fund pays GEAM under the Advisory Agreement.

Specifically, the Fund’s advisory fee would change from its current flat rate of 35 basis points to a flat rate of 50 basis points.

Please note that, even with the proposed increase in the fee rate, the rate would be lower than the industry peer group average for similarly managed mutual funds.

Q&A

At a time like this when the markets are in such turmoil, why are you increasing the Fund’s advisory fee?

The increase in fee is necessary to effect the proposed changes to improve the management and competitiveness of the Fund. [as described above]

GEAM believes that the fee increase is reasonable and appropriate to effect these changes given the potential benefit to investors over the long run.

The diversification benefits to the Fund and the additional flexibility it provides to the Fund’s portfolio managers are necessary for the Fund to potentially enhance returns going forward.

In fact, now more than ever, GEAM’s ability to efficiently diversify the Fund’s investments is of particular importance in the current volatile market conditions.

Please note that, even with the proposed increase in the fee rate, the rate would be lower than the industry peer group average for similarly managed mutual funds.

Given all that’s going on in the markets, isn’t it risky to be investing in real estate, illiquid investments, commodities, etc.?

As with any asset class in which the Fund might invest, there are investment risks.

However, increased diversification generally translates to greater opportunities and options when it comes to asset allocation decisions both over the short term and long term—one of the strengths of GEAM’s portfolio management team.

All of this will provide the Fund’s portfolio managers with an opportunity create a more robust asset allocation process, which is critical to the success of the Fund.

With respect to the individual types of securities listed, it is not certain that GEAM will immediately invest a portion of the Fund in these asset classes if the proposals are approved.

Instead, the Fund’s portfolio managers will have the discretion and flexibility to allocate a portion of the Fund’s assets to these types of securities at such time when it is believed to be most beneficial to the Fund and its shareholders.

You will find that many of the changes around these fundamental investment policies are things that many in the fund industry are doing already, and we believe these changes are necessary in order for the Fund to remain competitive.

Finally, if an allocation were made to any of these areas, it would likely be a small one and would only be one of many parts of a well-diversified portfolio.

How will the total expenses of the Fund be affected if the Proposals are approved by shareholders?

If the Proposals are approved by shareholders, the net effect of these changes will be to increase the total operating expense ratio of all share classes; however, these expenses will still remain in line with their respective peer group averages.

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Sub-adviser Definition: a sub-adviser is an investment manager that manages the assets of a fund on behalf of another firm. For example, Urdang Securities Management is the current sub-adviser to the GEI Real Estate Securities Fund, a fund managed by GEAM.